Exhibit 99.1
DEI Holdings Reports Second Quarter 2008
Financial Results
•	Reported EPS of $0.04, or $1.0 million of net income, compared with a breakeven quarter a year ago
•	Generated $20.5 million in year-to-date operating cash flow
•	Restructuring plan ahead of expectations; implemented $5 million in annualized savings
•	Prepaid additional $3.0 million of term debt and ended the second quarter with $12.8 million of cash and undrawn revolver of $50 million
VISTA, California (August 5, 2008) – DEI Holdings, Inc. (Nasdaq: DEIX) announced today financial results for the second quarter and six months ended June 30, 2008.
Second Quarter Financial Highlights
•	Achieved pro forma net sales of $75.0 million and GAAP net sales of $58.9 million
•	Generated $2.7 million in incremental intellectual property licensing fees
•	Adjusted EBITDA totaled $11.6 million and net income totaled $1.0 million
•	Reported EPS of $0.04, as compared with $0.00 in the prior year
•	Generated $20.5 million in operating cash flow for the first half of 2008, resulting in cash balance of $12.8 million and undrawn revolver of $50.0 million
•	Prepaid $3.0 million of term debt, which contributed to a 21% reduction in debt balance year-over-year
Recent Operating and Restructuring Highlights
•	Shipped a broad Polk Audio product assortment to approximately 900 Best Buy locations
•	Secured Hyundai Motors Canada as a customer for remote start products
•	Restructuring achievements include:
–	Exiting mobile video business

–	Closing UK office and transitioning to a distributor

–	Completed implementation of workforce right-sizing and operating efficiency initiatives expected to result in cost savings of $5 million on an annualized basis

–	Changed the parent company’s name from Directed Electronics, Inc. to DEI Holdings, Inc. to more closely align corporate structure with daily operations

–	Announced the formation of a new senior officers group, including appointment of Michael S. Simmons as President of Directed Electronics
“Despite the challenging macroeconomic conditions and consumer environment, in the second quarter we returned to profitability, generating strong earnings as compared with a year ago,” commented James E. Minarik, DEI Holdings’ President and Chief Executive Officer. “We positively impacted our top line by shipping a broad assortment of Polk Audio products to approximately 900 Best Buy stores and earning additional IP royalty revenue related to our security and convenience business, further demonstrating our competitive advantage in this category. In addition, we secured Hyundai Motors Canada as a remote start customer, with initial shipments expected in the third quarter.”

“We also continued to reduce our fixed expenses including announcing the closure of our UK office, which had recently generated operating losses, while concurrently appointing a leading distribution partner to service the UK market. Our comprehensive restructuring plan has reduced our cost structure and positioned the company for continued strong results.”
Second Quarter 2008 Results
As a reminder, prior to January 1, 2008, the company accounted for sales of SIRIUS-related hardware products on a gross basis. The most recent amendment to the company’s agreement with SIRIUS significantly reduced the company’s risks in this business. Consequently, in accordance with EITF 99-19, satellite radio revenues are now reported on a net basis calculated as gross amounts billed to customers less (i) amounts paid to suppliers, (ii) rebates and discounts, and (iii) other direct costs. The change in the application of the company’s accounting policy did not affect reported gross profit, operating income, or net income. In the first quarter of 2008, the company also began providing gross margins by product category.
Sales
Pro forma net sales in the second quarter of 2008 totaled $75.0 million compared with $86.7 million in the second quarter of 2007. Second quarter 2007 results included a one-time increase of $3.2 million in net sales related to a change in the company’s transport insurance, which allowed the company to recognize revenue at the time of shipment as opposed to the time of delivery. Second quarter 2008 sales include $2.7 million of incremental royalty revenue related to intellectual property licensing fees. With the previously mentioned change in the satellite radio sales reporting method, the company’s GAAP net sales were $58.9 million in the second quarter of 2008 compared with $86.7 million in the second quarter of 2007.
Gross Margins
For the second quarter of 2008, gross margins were 53.6% compared with 32.7% for the second quarter of 2007. The increase is attributable to the change in accounting for the company’s satellite radio products to a net basis as described above, an increase in royalty revenue during the second quarter of 2008, and a reduction in warranty and returns expense primarily associated with the company’s improved satellite radio distribution agreement.
Operating Expenses
Operating expenses were $23.2 million in the second quarter of 2008 compared with $21.1 million in the second quarter of 2007. The increase was due to $0.7 million in greater outbound shipping costs principally related to higher fuel prices, $0.5 million from the addition of Trilogix, which was acquired in May 2007, and $0.4 million in restructuring charges related to right-sizing initiatives and the closure of the UK office. The increase was also partially attributable to the reduction of the company’s bonus expense during the second quarter of 2007 as it became clear that company performance criteria would not be met.
Interest Expense
Net interest expense decreased 10.8% to $6.0 million in the second quarter of 2008 compared with the second quarter of 2007. The decrease is primarily due to lower levels of outstanding debt on the company’s senior credit facility in the second quarter of 2008. This decrease was partially offset by a $0.1 million non-cash write-

off of unamortized debt issuance costs related to the company’s prepayment of $3 million in term debt. The company’s total debt decreased by $69.1 million, or 21.1%, from $327.7 million as of June 30, 2007 to $258.6 million as of June 30, 2008.
Income
Operating income increased 15.0% to $8.3 million in the second quarter of 2008 compared with $7.2 million in the second quarter of 2007.
Adjusted EBITDA, which includes adjustments as defined by the company’s lending agreement, was $11.6 million in the second quarter of 2008 compared with $10.6 million for the comparable period last year. Second quarter 2008 EBITDA (earnings before interest, taxes, depreciation, and amortization) was $10.5 million compared with EBITDA of $9.6 million in the comparable prior year period. A quantitative reconciliation from the company’s GAAP results to its pro forma and adjusted results is provided in the accompanying tables.
The company’s net income for the second quarter of 2008 was $1.0 million, or $0.04 per diluted share, compared with net income of $0.0 million, or $0.00 per diluted share, for the comparable quarter in the prior year.
Second Quarter Product Category Results
The following table provides pro forma sales and margins on a product category basis for the second quarter of 2008 compared with the comparable period in the prior year. The following pro forma financial results are reconciled to GAAP results in the accompanying tables.

	Security & Entertainment		Satellite Radio		Total
	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Pro Forma Results:
Net Product Sales	$50,974	$57,912	$20,711	$27,722	$71,685	$85,634
Royalty & Other	3,335	984	21	112	3,356	1,096

Net Sales	$54,309	$58,896	$20,732	$27,834	$75,041	$86,730

Cost of Sales	27,331	34,052	16,168	24,299	43,499	58,351

Gross Profit	$26,978	$24,844	$4,564	$3,535	$31,542	$28,379
% Margin	49.7%	42.2%	22.0%	12.7%	42.0%	32.7%
Security & Entertainment
Security and entertainment product sales, net of rebates, decreased to $51.0 million in the second quarter of 2008 compared with $57.9 million for the comparable period in 2007. Of the $6.9 million decrease, $3.0 million is attributable to the change in timing of revenue recognition in 2007 as discussed above. Excluding the decrease attributable to the change in timing of revenue recognition, security and entertainment product sales decreased by $3.9 million, or 7.1%, which is consistent with the first quarter 2008 results as compared with the prior year. Strong sales performance of Polk Audio products, as well as security products to Best Buy and Circuit City, were more than offset by overall consumer weakness in many regions of the United States.
Gross profit margin on security and entertainment products totaled 49.7% in the second quarter of 2008 compared with 42.2% in the second quarter of 2007. The gross margin rate increase was primarily attributable to $2.7 million of royalty revenue earned in the second quarter of 2008 related to the company’s security and convenience intellectual property. Excluding this incremental royalty revenue, security and entertainment gross profit margins increased from 42.2% in the second quarter of 2007 to 47.0% in the second quarter of 2008 primarily due to strategic price increases, as well as lower warranty and returns costs.
Satellite Radio
Satellite radio pro forma product sales, net of rebates, for the second quarter of 2008 totaled $20.7 million, a 25.3% decrease compared with net product sales of $27.7 million for the second quarter of 2007. The decrease is partially attributable to a company-initiated plan and a new arrangement between the company and SIRIUS that reduced sales to Sirius.com, as these sales carried lower than average margins and required high working capital. Additionally, consumer demand for satellite radio was lower in the second quarter of 2008 compared to the second quarter of 2007, particularly related to Father’s Day gift giving which has historically been a demand driver for the purchase of satellite radio receivers.
With the implementation of the previously mentioned net reporting accounting policy, GAAP satellite radio sales, net of $16.2 million in direct costs, totaled $4.5 million for the second quarter of 2008.
On a pro forma basis, gross profit margin on satellite radio sales increased from 12.7% in the second quarter of 2007 to 22.0% in the second quarter of 2008. The increase was primarily attributable to a reduction of $1.4 million in the company’s warranty and sales returns reserves related to the company’s amended distribution agreement with SIRIUS. Excluding the reduction in these reserves, the company’s satellite radio pro forma gross profit margin increased from 12.7% in the second quarter of 2007 to 15.8% in the second quarter of 2008 primarily due to an improved customer mix.
Balance Sheet and Cash Flows

The company generated $20.5 million of operating cash flow for the first six months of 2008 and ended the quarter with $12.8 million in cash and an undrawn revolver of $50.0 million. At the end of the second quarter of 2008, total debt was $258.6 million, a decrease of $69.1 million, or 21.1%, compared with total debt of $327.7 million as of June 30, 2007, which included $24.0 million drawn on the revolver.
Conference Call and Webcast
DEI Holdings will host a conference call and webcast to discuss its financial results today at 5:00 p.m. Eastern Time. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the company’s website at http://www.deiholdings.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available through 11:59 p.m., August 19, 2008. The company’s financial results are also available online at http://www.deiholdings.com.
To participate in the conference call, investors should dial 800-762-9439 ten minutes prior to the call. International callers should dial 480-629-9572. A telephone replay of the call will be available through 11:59 p.m. Eastern Time on August 19, 2008 by calling 800-406-7325 (passcode: 3904436). International callers should dial 303-590-3030 and use the same passcode.
About DEI Holdings
Headquartered in Southern California, DEI Holdings, Inc. is the parent company of some of the most respected brands in the consumer electronics industry. DEI

Holdings is the largest designer and marketer in North America of premium home theater loudspeakers (sold under the Polk Audio® and Definitive Technology® brand names), and consumer-branded vehicle security and remote start systems (sold under the Viper®, Clifford®, Python®, Autostart® and other brand names). DEI Holdings is also the largest aftermarket supplier of SIRIUS satellite radios and accessories, and a supplier of mobile audio sold principally under both the Polk Audio and Orion brand names. DEI Holdings markets its broad portfolio of products through many channels including leading national retailers and specialty chains throughout North America and around the world. Founded in 1982, the company has approximately 470 employees and operations in California, Maryland, Canada, Europe, and Asia. For more information, please visit http://www.deiholdings.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate,” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected savings from the company’s staff reductions and the company’s position for continued profitable results. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of DEI Holdings to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, decline in consumer spending, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, economic risks associated with changes in social, political, regulatory, and economic conditions in the countries where the company’s products are manufactured, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, risks with international operations, impairment of goodwill and intangible assets, claims related to intellectual property, ability to service debt obligations, restrictive terms of the company’s senior secured credit facility, vulnerability to increases in interest rates, disruption in distribution centers, ability to raise additional capital if needed, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by DEI Holdings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007. DEI Holdings disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Kevin Duffy
Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100

DEI HOLDINGS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Sales:
Security and entertainment product sales, net	$50,974	$57,912	$50,974	$57,912
Satellite radio product sales, net	4,543	27,722	20,711	27,722

Net product sales	55,517	85,634	71,685	85,634
Royalty and other revenue	3,356	1,096	3,356	1,096

Net Sales	58,873	86,730	75,041	86,730

Cost of sales:
Cost of security and entertainment sales	27,331	34,052	27,331	34,052
Cost of satellite radio sales	—	24,299	16,168	24,299

Total cost of sales	27,331	58,351	43,499	58,351

Gross profit	31,542	28,379	31,542	28,379

Operating expenses:
Selling, general and administrative	23,224	21,568	23,224	21,568
Provision for litigation	—	(420)	—	(420)

Total operating expenses	23,224	21,148	23,224	21,148

Income from operations	8,318	7,231	8,318	7,231

Other income (expense):
Interest expense, net	(6,007)	(6,734)	(6,007)	(6,734)

Income before provision for income taxes	2,311	497	2,311	497

Provision for (benefit from) income taxes	1,291	486	1,291	486

Net income	$1,020	$11	$1,020	$11

Net income per common share:
Basic	$0.04	$0.00	$0.04	$0.00
Diluted	$0.04	$0.00	$0.04	$0.00

Weighted average number of shares:
Basic	25,829	25,928	25,829	25,928
Diluted	25,871	25,931	25,871	25,931
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Additionally, in accordance with GAAP, beginning in the first quarter of 2008, the company reported satellite radio sales on a net basis, but has not recast prior period satellite radio sales as the change in presentation is not considered a change in accounting principle but is the application of the same principle to different facts and circumstances. For comparison and discussion purposes, the company provides sales and cost information on a gross basis. Although not in accordance with GAAP, the company believes this information is informative as to the level of its satellite radio business, provides increased transparency, and presents satellite radio sales on a basis comparable to prior periods and to security and entertainment sales. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

DEI HOLDINGS. INC.
Reconciliation of GAAP to Pro Forma Net Sales, Cost of Sales, and Gross Profit
(unaudited, in thousands)

	As Reported	Reclassification	Pro Forma	As Reported
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	6/30/2008	6/30/2008	6/30/2008	6/30/2007
Sales:
Security and entertainment product sales, net	$50,974	$—	$50,974	$57,912
Satellite radio product sales, net	4,543	16,168	20,711	27,722

Net product sales	55,517	16,168	71,685	85,634

Royalty and other revenue related to S&E products	3,335	—	3,335	984
Other revenues related to satellite radio products	21	—	21	112

Royalty and other revenue	3,356	—	3,356	1,096

Net Sales	$58,873	$16,168	$75,041	$86,730

Cost of sales:
Cost of security and entertainment sales	27,331	—	27,331	34,052
Cost of satellite radio sales	—	16,168	16,168	24,299

Total cost of sales	$27,331	$16,168	$43,499	$58,351

S&E gross profit, including royalty and other revenue	$26,978	$—	$26,978	$24,844
Satellite radio gross profit, including other revenue	4,564	—	4,564	3,535

Consolidated gross profit	$31,542	$—	$31,542	$28,379

Security and entertainment gross profit margin	49.7%		49.7%	42.2%
Satellite radio gross profit margin	—		22.0%	12.7%
Consolidated gross profit margin	53.6%		42.0%	32.7%
DEI HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma and Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	6/30/2008	6/30/2007
Net income (loss)	$1,020	$11
Adjustments:
Interest expense, net.	6,007	6,734
Depreciation	740	621
Amortization	1,393	1,729
Taxes	1,291	486

EBITDA (Note 1)	$10,451	$9,581

Non-cash stock-based compensation	326	285
Other	800	694

Adjusted EBITDA (Note 1)	$11,577	$10,560

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. The company presents pro forma EBITDA as it believes that pro forma results provide useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, pro forma EBITDA, and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DEI HOLDINGS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Sales:
Security and entertainment product sales, net	$108,006	$119,294	$108,006	$119,294
Satellite radio product sales, net	7,258	43,174	38,291	43,174

Net product sales	115,264	162,468	146,297	162,468
Royalty and other revenue	4,157	2,195	4,157	2,195

Net Sales	119,421	164,663	150,454	164,663

Cost of sales:
Cost of security and entertainment sales	58,475	67,347	58,475	66,405
Cost of satellite radio sales	—	37,303	31,033	37,303

Total cost of sales	58,475	104,650	89,508	103,708

Gross profit	60,946	60,013	60,946	60,955

Operating expenses:
Selling, general and administrative	48,378	44,999	48,378	44,999
Provision for litigation	—	5,074	—	(420)

Total operating expenses	48,378	50,073	48,378	44,579

Income from operations	12,568	9,940	12,568	16,376

Other income (expense):
Interest expense, net	(12,239)	(13,693)	(12,239)	(13,693)

Income (loss) before provision for income taxes	329	(3,753)	329	2,683

Provision for (benefit from) income taxes	912	(996)	912	1,428

Net income (loss)	$(583)	$(2,757)	$(583)	$1,255

Net income (loss) per common share:
Basic and diluted	$(0.02)	$(0.11)	$(0.02)	$0.05

Weighted average number of shares:
Basic and diluted	25,844	25,942	25,844	25,942
DEI HOLDINGS, INC.
Pro Forma Sales and Margins by Product Category
(unaudited, in thousands)

	Security & Entertainment		Satellite Radio		Total
	YTD	YTD	YTD	YTD	YTD	YTD
	6/30/2008	6/30/2007	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Pro Forma Results:
Net Product Sales	$108,006	$119,294	$38,291	$43,174	$146,297	$162,468
Royalty & Other	4,040	2,044	117	151	4,157	2,195

Net Sales	$112,046	$121,338	$38,408	$43,325	$150,454	$164,663

Cost of Sales	58,475	67,347	31,033	37,303	89,508	104,650

Gross Profit	$53,571	$53,991	$7,375	$6,022	$60,946	$60,013
% Margin	47.8%	44.5%	19.2%	13.9%	40.5%	36.4%
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Additionally, in accordance with GAAP, beginning in the first quarter of 2008, the company reported satellite radio sales on a net basis, but has not recast prior period satellite radio sales as the change in presentation is not considered a change in accounting principle but is the application of the same principle to different facts and circumstances. For comparison and discussion purposes, the company provides sales and cost information on a gross basis. Although not in accordance with GAAP, the company believes this information is informative as to the level of its satellite radio business, provides increased transparency, and presents satellite radio sales on a basis comparable to prior periods and to security and entertainment sales. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the pro forma financial measures with the most directly comparable GAAP-based financial measures.

DEI HOLDINGS, INC.
Reconciliation of GAAP to Pro Forma Net Sales, Cost of Sales, and Gross Profit
(unaudited, in thousands)

	As Reported	Reclassification	Pro Forma	As Reported
	YTD	YTD	YTD	YTD
	6/30/2008	6/30/2008	6/30/2008	6/30/2007
Sales:
Security and entertainment product sales, net	$108,006	$—	$108,006	$119,294
Satellite radio product sales, net	7,258	31,033	38,291	43,174

Net product sales	115,264	31,033	146,297	162,468

Royalty and other revenue related to S&E products	4,040	—	4,040	2,044
Other revenues related to satellite radio products	117	—	117	151

Royalty and other revenue	4,157	—	4,157	2,195

Net Sales	$119,421	$31,033	$150,454	$164,663

Cost of sales:
Cost of security and entertainment sales	58,475	—	58,475	67,347
Cost of satellite radio sales	—	31,033	31,033	37,303

Total cost of sales	$58,475	$31,033	$89,508	$104,650

S&E gross profit, including royalty and other revenue	$53,571	$—	$53,571	$53,991
Satellite radio gross profit, including other revenue	7,375	—	7,375	6,022

Consolidated gross profit	$60,946	$—	$60,946	$60,013

Security and entertainment gross profit margin	47.8%		47.8%	44.5%
Satellite radio gross profit margin	—		19.2%	13.9%
Consolidated gross profit margin	51.0%		40.5%	36.4%
DEI HOLDINGS, INC.
Reconciliation of GAAP to Pro Forma Net Income (Loss)
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	6/30/2008	6/30/2007
GAAP net income (loss)	$(583)	$(2,757)
Adjustments:
Gross profit reduction from purchase accounting	—	942
Patent litigation costs	—	5,494
Tax effects of adjustments	—	(2,424)

Pro forma net income (loss)	$(583)	$1,255

GAAP net income (loss) per common share, diluted	$(0.02)	$(0.11)
Pro forma net income (loss) per common share, diluted	$(0.02)	$0.05

Diluted weighted average number of shares (GAAP and pro forma)	25,844	25,942

DEI HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Pro Forma and Adjusted EBITDA (Note 1)
(unaudited, in thousands)

	YTD	YTD
	6/30/2008	6/30/2007
Net income (loss)	$(583)	$(2,757)
Adjustments:
Interest expense, net	12,239	13,693
Depreciation	1,435	1,253
Amortization	3,290	3,413
Taxes	912	(996)

EBITDA (Note 1)	$17,293	$14,606

Gross profit reduction from purchase accounting	—	942
Patent litigation costs	—	5,494

Pro forma EBITDA (Note 1)	$17,293	$21,042

Non-cash stock-based compensation	629	410
Other	1,322	(101)

Adjusted EBITDA (Note 1)	$19,244	$21,351

Note 1: EBITDA (earnings before interest, income taxes, depreciation, and amortization, including goodwill and intangible asset impairment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. The company presents pro forma EBITDA as it believes that pro forma results provide useful information to both management and investors by excluding specific revenue, costs and expenses that the company believes are not indicative of core operating results. Adjusted EBITDA is presented as it includes other adjustments permitted under the company’s lending agreement for covenant calculations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth above is provided in accordance with Regulation G and reconciles EBITDA, pro forma EBITDA, and adjusted EBITDA with the most directly comparable GAAP-based financial measure. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DEI HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$12,790	$4,760
Accounts receivable, net	46,812	77,366
Inventories	66,371	64,219
Other current assets	16,658	22,936

Total current assets	142,631	169,281

Property and equipment, net	7,815	7,353
Intangible assets, net	153,653	157,265
Other assets	7,456	6,535

Total assets	$311,555	$340,434

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$32,468	$44,814
Accrued expenses	21,968	28,527
Current portion of notes payable	—	2,669

Total current liabilities	54,436	76,010

Revolving loan	—	4,000
Senior notes, less current portion	258,591	260,257
Deferred tax liability	9,690	8,864
Other liabilities	3,796	5,201

Total liabilities	326,513	354,332

Shareholders’ equity (deficit)	(14,960)	(13,898)

Total liabilities and shareholders’ equity (deficit)	$311,553	$340,434